Eternal Technologies Announces Second Quarter Report

Monday August 13, 5:15 pm ET

HOUSTON--(BUSINESS WIRE)--Eternal Technologies Group, Inc. (OTCBB:ETLT - News) today reported results of operations for the three and six months ended June 30, 2007.

Revenues for the three months ended June 30, 2007 increased by $713,872 or 6.9% to $11,084,009 from $10,370,137 for the three months ended June 30, 2006. Revenues for the six months ended June 30, 2007 increased by $4,198,000 or 27.4% to $18,588,494 from $14,586,496 for the six months ended June 30, 2006.

Net income for the three months ended June 30, 2007, increased by $260,641 or 15.7% to $1,919,341 compared to $1,658,700 for the three months ended June 30, 2006. For the six months ended June 30, 2007 net earnings increased by $932,583 or 42.4% to $3,132,082 from $2,199,499 for the six months ended June 30, 2006. Net earnings per share were $.04 for the three months ended June 30, 2007 and $.07 for the six months ended June 30, 2007.

As of June 30, 2007, the company had $41,961,172 of cash and certificates of deposit or $.89 per share in cash and certificates of deposit. In addition, as of June 30, 2007 its book value exceeded $1.34 per share. As of June 30, 2007, the company also had $45,015,627 of working capital or nearly $.96 per share while total indebtedness was only $2,318,574, the company's total assets as of June 30, 2007 were $65,546,840. A copy of the company's financials is attached hereto.

ETERNAL TECHNOLOGIES GROUP, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
June 30, 2007 and December 31, 2006
(Amounts in United States Dollars)
	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$26,223,055	$16,024,123
Short-term investments	15,738,117	15,350,176
Accounts receivable	5,313,627	6,790,534
Inventories	63,185	5,358,213
Prepayments and deposits	6,217	200,705
Total current assets	47,344,201	43,723,751
Advances to distributors	1,075,438	1,048,929
Property and equipment, net of accumulated depreciation
of $4,816,318 and $3,943,592 at June 30, 2007 and
December 31, 2006, respectively	6,720,059	6,882,175
Land use rights, net of accumulated amortization
of $1,824,808 and $1,647,961 at June 30, 2007 and
December 31, 2006, respectively	4,706,510	4,722,362
Intangible assets	1,652,502	1,688,520
Long-term investment	4,048,130	-
Total assets	$65,546,840	$58,065,737
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes Payable and convertible debt	$443,366	$443,366
Accounts payable and accrued liabilities	1,177,100	532,037
Amounts due to related parties	215,130	216,175
Payable due to Income Taxes	143,315	229,680
Derivative financial instrument liability	339,663	438,356
Total current liabilities	2,318,574	1,859,614
Stockholders' equity:
Preferred shares - $0.001 par value, 5,000,000
authorized, none issued or outstanding	-	-
Common shares - $0.001 par value; 95,000,000
authorized; 47,073,579 shares issued and
outstanding	47,073	43,566
Additional paid - in capital	17,232,327	14,931,218
Subscription receivable	-	(10,176)
Retained earnings	41,229,491	38,097,409
Accumulated other comprehensive income	4,719,375	3,144,106
Total stockholders' equity	63,228,266	56,206,123
Total liabilities and stockholders' equity	$65,546,840	$58,065,737

The accompanying notes are an integral part of these unaudited consolidated financial statements

ETERNAL TECHNOLOGIES GROUP, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2007 and 2006
(Amounts in United States Dollars)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006		2007	2006
Revenue:		$	$		$	$
Agricultural and genetics sales	9,214,703		8,912,038	14,923,370		12,522,328
Medical device sales and services	1,719,093		1,458,099	3,216,075		2,064,168
Land lease	150,213		-	449,049		-
Total revenue	11,084,009		10,370,137	18,588,494		14,586,496
Cost of sales and services
Agricultural and genetics sales	7,002,928		6,945,868	12,186,174		9,460,525
Medical device sales and services	501,611		648,711	1,033,985		923,743
Land lease	67,034		63,982	133,359		128,229
Total cost of sales and services	7,571,573		7,658,561	13,353,518		10,512,497
Gross profit	3,512,436		2,711,576	5,234,976		4,073,999
Depreciation Expense	210,755		202,058	419,168		402,757
Selling, general and administrative
expenses	1,417,163		913,881	2,085,940		1,314,530
Income from operations	1,884,518		1,595,637	2,729,868		2,356,712
Other income (expense)
Interest income	53,662		48,109	103,530		88,837
Loss on Sales of Assets	-		-	(849)		-
Investment Income	97,541		-	543,338		-
Change in value of derivative
financial instruments	769		117,435	(38,111)		(104,214)
Other income (expense), net	151,972		165,544	607,908		(15,377)
Income before provision for
income taxes	2,036,490		1,761,181	3,337,776		2,341,335
Provision for income taxes	117,149		102,481	205,694		141,836
Net income	$1,919,341		$1,658,700	$3,132,082		$2,199,499
Net income per common share
basic and diluted	$0.04		$0.04	$0.07		$0.05
Weighted average number of
common shares outstanding,
basic and diluted	47,073,579		40,567,300	47,073,579		40,321,041

ETERNAL TECHNOLOGIES GROUP, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2007 and 2006
(Amounts in United States Dollars)

	2007	2006

Cash flows from operating activities
Net income	$3,132,082	$2,199,499
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	552,527	530,986
Change in value of derivative financial instruments	(98,693)	104,214
Changes in operating assets and liabilities:
Inventories	5,430,445	20,553
Fixed Assets	(10,212)	-
Accounts receivable	1,752,930	6,234,810
Prepayments and deposits	199,560	(374,874)
Accounts payable and accrued expenses	539,447	69,152
Account payable to related parties	-	(141,619)

Net cash provided by operating activities	11,498,086	8,642,721

Cash flows from investing activities:
Long Term Investment	(4,018,919)	(249,796)

Net cash provided by investing activities	(4,018,919)	(249,796)

Cash flows from financing activities:
Capital contributed	2,304,615	-
Common Stock Receivable	10,176	-

Net cash provided by financing activities	2,314,791	-

Effect of exchange rate changes on cash	404,974	568,729

Net increase (decrease) in cash and cash equivalents	10,198,932	8,961,654

Cash and cash equivalents, beginning of period	16,024,123	18,224,488

Cash and cash equivalents, end of period	$26,223,055	$27,186,142

Supplemental disclosure of cash flow information:
Interest Paid	$-	$-
Tax paid	205,694	26,518

The accompanying notes are an integral part of these unaudited consolidated financial statements

About Eternal Technologies

Eternal is a major agricultural genetics and biopharmaceutical R&D firm operating in China with the support of the Chinese Government. Eternal's animal breeding division has a strong asset base, cash position and net income. Eternal has become one of China's leading institutions for biopharmaceutical and biotech research, pure breed cultivation and breed stock production. The Company has secured a key market niche by commercializing gene engineering technologies and providing superior breeding stock, allowing China's citizens the ability to improve their living standards. With the world's largest population, a double-digit national growth rate and entry into the WTO, Eternal Technologies has a playing field set for tremendous opportunity. As a prominent player in the agricultural genetics industry, cash in the bank and an untapped market, Eternal has the potential to become a major player in China's national growth.

For more information please visit website: http://www.eternaltechs.com

Contact:
Heron Public Relations Group Inc.
Annie Shi, 281-683-2395
info@heronpublic.com
http://www.eternaltechs.com